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                        Independent Auditors' Consent


The Board of Directors
Southern Farm Bureau Life Insurance Company:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Statement of Additional Information.

Our report refers to a change in the method of accounting for its investments in joint ventures, partnerships, and limited liability companies as of January 1, 2002. Also, our report refers to a change in the basis of accounting, as a consequence of adopting the National Association of Insurance Commissioners' statutory accounting practices, as of January 1, 2001.


                                                  /s/ KPMG LLP

Jackson, Mississippi
April 30, 2003